Code of Ethics

Implementation Date:  January 1, 2006

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General

The Code of Ethics is predicated on the principle that BPCM owes a fiduciary duty to its clients. 1

Accordingly, Employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of clients. At all times, BPCM will:

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Place client interests ahead of BPCM’s – As a fiduciary, BPCM will serve in its clients’ best interests. In other words, Employees may not benefit at the expense of advisory clients. This concept is particularly relevant when Employees are making personal investments in securities traded by advisory clients.

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Engage in personal investing that is in full compliance with BPCM’s Code of Ethics – Employees must review and abide by BPCM’s Personal Securities Transaction and Insider Trading Policies.

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Avoid taking advantage of your position – Employees must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with BPCM, or on behalf of an advisory client, unless in compliance with the Gift Policy below.

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Maintain full compliance with the Federal Securities Laws – Employees must abide by the standards set forth in Rule 204A-1 under the Advisers Act.

Any questions with respect to BPCM’s Code of Ethics should be directed to the CCO and the CEO.  As discussed in greater detail below, Employees must promptly report any violations of the Code of Ethics to the CCO.  All reported Code of Ethics violations will be treated as being made on an anonymous basis.

Risks

In developing this policy and procedure, BPCM considered the material risks associated with administering the code of ethics.  This analysis includes risks such as:

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Access person engages in various personal trading practices that wrongly make use of non-public information resulting in harm to clients or unjust enrichment to access person. (These practices include trading ahead of clients and passing non-public information on to spouses and other persons over whose accounts the access person has control.)

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Access persons are able to cherry pick clients' trades and systematically move profitable trades to a personal account and let less profitable trades remain in clients’ accounts.

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One or more Employees engage in an excessive volume of personal trading that detracts from their ability to perform services for clients.

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Employees take advantage of their position by accepting gifts or other gratuities (including access to IPO investments) from individuals seeking to do business with BPCM.

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The personal trading of Employees does not comply with certain provisions under rule 204A-1 of the Adviser Act.

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Access persons are not aware of what constitutes insider information.

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Employees serve as trustees and/or directors of outside organizations. (This could present a conflict in a number of ways, for example, if the adviser wants to recommend the organization for investment or if the organization is one of BPCM’s service providers.)

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Employees use firm property, including research, supplies, and equipment, for personal benefit.

BPCM has established the following guidelines to effectuate and monitor BPCM’s code of ethics.

Guiding Principles & Standards of Conduct

All Employees of BPCM will act with competence, dignity and integrity, in an ethical manner, when dealing with clients, the public, prospects, third-party service providers and fellow Employees.  The following set of principles frame the professional and ethical conduct that BPCM expects from its Employees:

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Act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients, employers, Employees, colleagues in the investment profession, and other participants in the global capital markets;

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Place the integrity of the investment profession, the interests of clients, and the interests of BPCM above one’s own personal interests;

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Adhere to the fundamental standard that you should not take inappropriate advantage of your position;

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Avoid any actual or potential conflict of interest;

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Conduct all personal securities transactions in a manner consistent with this policy;

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Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities;

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Practice and encourage others to practice in a professional and ethical manner that will reflect favorably on you and the profession;

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Promote the integrity of, and uphold the rules governing, capital markets;

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Maintain and improve your professional competence and strive to maintain and improve the competence of other investment professionals.

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Comply with applicable provisions of the federal securities laws.

BPCM HAS ZERO TOLERANCE FOR RETALIATORY ACTIONS AND THEREFORE MAY SUBJECT OFFENDERS TO MORE SEVERE ACTION THAN SET FORTH IN THIS CODE OF ETHICS.  IN ORDER TO MINIMIZE THE POTENTIAL FOR SUCH BEHAVIOR, ALL REPORTS OF CODE OF ETHICS VIOLATIONS WILL BE TREATED AS BEING MADE ON AN ANONYMOUS BASIS.

1.

Personal Security Transaction Policy

Employees and members of their households may not purchase or sell any security in which the Employee or household member has a beneficial ownership unless the transaction occurs in an exempted security or the Employee has complied with the Personal Security Transaction Policy set forth below.

Employees

BPCM Employees are strictly prohibited from transacting in any securities other than “Exempt Securities” as outlined below.

Pre-Clearance Procedures for Members of an Employee’s Household

Members of  an Employee’s household and others with accounts in which the Employees has a direct or indirect beneficial ownership (collectively “Members”), must have written pre-clearance for all personal securities transactions before completing the transactions.  BPCM reserves the right to disapprove any proposed transaction that would involve a security that is part of the Investable Universe, or any other transaction that may have the appearance of improper conduct.

Generally, Members shall complete BPCM’s Pre-Clearance Form (See Attachment A) or may request pre-clearance via email.  All pre-clearance requests must be submitted to the CCO, the CEO, or the Assistant Portfolio Manager.  Once pre-clearance is granted to a Member, such Member may only transact in that security for the remainder of the day.2  If the Member wishes to transact in that security on the following or any other day, they must again obtain pre-clearance.  Unless otherwise noted, no pre-clearance is required for transactions taking place in the exempted securities noted below.

The Investable Universe of securities that is being maintained by the trader and supervised by the CCO must be promptly updated.  The Investable Universe shall be compiled by analysts and Portfolio Managers and include companies that BPCM is evaluating through the due diligence process.  For procedures governing maintenance of the Investable Universe, see the Portfolio Management and Review Policy.  Employees and Members are strictly prohibited from transacting in securities that are part of the Investable Universe.

With regard to a prospective Employee investment in a limited offering sponsored by BPCM or an affiliate of BPCM, such Employee shall not be required to obtain pre-approval from the CCO for an “initial” investment or subscription to such affiliated limited offering.  Rather, the execution of a subscription document shall serve as evidence of BPCM’s pre-approval of Employee’s investment in the affiliated limited offering.  All subsequent investments in such affiliated limited offering(s) that do not require the execution of additional subscription agreements do, however, require pre-approval of CCO via the aforementioned Limited Offering and IPO Request and Reporting Form included as Attachment B.

Reportable and Exempt Securities

BPCM requires Employees to provide periodic reports (See Reporting section below) regarding transactions and holdings in any security (i.e. a Reportable Security), except that it does not include:

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Direct obligations of the Government of the United States;

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Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

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Shares issued by money market funds;

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Shares issued by open-end funds other than Reportable Funds; and

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Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

Commodities, futures and options traded on a commodities exchange, including currency futures are not considered securities. However, futures and options on any group or index of securities shall be considered securities.

PLEASE NOTE: SUCH EXEMPTION DOES NOT APPLY TO SHARES OF OPEN-END MUTUAL FUNDS THAT ARE ADVISED BY BPCM (OR AN AFFILIATE) OR ARE OTHERWISE AFFILIATED WITH BPCM (OR AN AFFILIATE).  MORE SPECIFICALLY, EMPLOYEES MUST PRE-CLEAR AND REPORT ANY PERSONAL TRANSACTION IN A REPORTABLE FUND.

Beneficial Ownership

Employees are considered to have beneficial ownership of securities if they have or share a direct or indirect pecuniary interest in the securities. Employees have a pecuniary interest in securities if they have the ability to directly or indirectly profit from a securities transaction.

The following are examples of indirect pecuniary interests in securities:

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Securities held by members of Employees’ immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law. Adoptive relationships are included;

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Employees’ interests as a general partner in securities held by a general or limited partnership; and

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Employees’ interests as a manager/member in the securities held by a limited liability company.

Employees do not have an indirect pecuniary interest in securities held by entities in which they hold an equity interest unless they are a controlling equity holder or they share investment control over the securities held by the entity.

The following circumstances constitute beneficial ownership by Employees of securities held by a trust:

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Ownership of securities as a trustee where either the Employee or members of the Employees’ immediate family have a vested interest in the principal or income of the trust;

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Ownership of a vested beneficial interest in a trust; and

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An Employee’s status as a settlor/grantor of a trust, unless the consent of all of the beneficiaries is required in order for the Employee to revoke the trust.

Investments in Limited Offerings and IPOs

No Employee shall acquire, directly or indirectly, any Beneficial Ownership in any limited offering or IPO without first obtaining prior approval of the CCO in order to preclude any possibility of their profiting improperly from their positions on behalf of a client.  The CCO shall (a) obtain from the Employee full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Employee’s activities on behalf of a client); and (b) conclude, after consultation with a Portfolio Manager (who has no personal interest in the issuer of the limited offering or IPO), that no clients have any foreseeable interest in purchasing such security.  A record of such approval by the CCO and the reasons supporting those decisions shall be kept as required in the Records section of this Policy.  Please refer to Attachment B for a copy of the Limited Offering and IPO Request and Reporting Form.  The CCO may request a copy of any offering materials (subscription agreement, etc.) associated with the Limited Offering.

Reporting

In order to provide BPCM with information to enable it to determine with reasonable assurance any indications of Scalping, Front-Running or the appearance of a conflict of interest with the trading by BPCM clients, each Employee shall report his/her securities transactions and holdings to ACA via the STOCS system located at ACA’s website: www.advisercompliance.com.  All Employees will receive a username and password in order to access STOCS.

EMPLOYEES ARE REMINDED THAT THEY MUST ALSO REPORT TRANSACTIONS BY MEMBERS OF THE EMPLOYEE’S IMMEDIATE FAMILY INCLUDING SPOUSE, CHILDREN AND OTHER MEMBERS OF THE HOUSEHOLD IN ACCOUNTS OVER WHICH THE EMPLOYEE HAS DIRECT OR INDIRECT INFLUENCE OR CONTROL.

Quarterly Transaction Reports

Employees shall be required to report their personal securities transactions to ACA no later than thirty (30) days after the end of each calendar quarter, however STOCS enables Employees to enter trades on a contemporaneous basis.  STOCS requires that Employees’ report shall at least the following information for each transaction in a Reportable Security in which the Employee had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:  (a) the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security involved; (b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (c) the price of the Reportable Security at which the transaction was effected; (d) the name of the broker, dealer or bank with or through which the transaction was effected; and (e) the date that the report is submitted.

Initial and Annual Holdings Reports

New BPCM Employees are required to report all of their personal securities holdings and securities accounts on STOCS not later than 10 days after the commencement of their employment.  The initial holdings report must be current as of a date not more than 45 days prior to the date the person becomes subject to this Code.

Existing Employees will be provided with a complete list of securities holdings on an annual basis that is based on transactions reported to STOCS.  Employees must verify the accuracy of the holdings statements on or before February 14th of each year by attesting to the accuracy in STOCS.  The annual holdings report will be current as of December 31st.  Employees must also attest to the existence of the securities accounts on record in STOCS.

Each holdings report (both the initial and annual) will contain: (a) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Employee has any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with which the Employee maintains an account in which any securities are held for the Employee's direct or indirect benefit; and (c) the date the Employee submits the report.  In the event that Employee submits brokerage or custodial statements to satisfy the initial and/or annual holdings report requirement, Employee must be certain that such statements include the information listed above.

AS NOTED ABOVE, EMPLOYEES MUST REPORT THE NAME OF ANY BROKER, DEALER OR BANK WITH WHICH THE EMPLOYEE MAINTAINS AN ACCOUNT IN WHICH ANY SECURITIES ARE HELD FOR THE EMPLOYEE’S DIRECT OR INDIRECT BENEFIT.  PLEASE NOTE THAT THIS REQUIREMENT DOES NOT PROVIDE FOR ANY EXEMPTIONS TO THE DEFINITION OF A SECURITY.  THUS, IF EMPLOYEES HAVE A BENEFICIAL INTEREST IN A NON-REPORTABLE SECURITY IN AN ACCOUNT THAT HAS NOT PREVIOUSLY BEEN REPORTED, THE NAME OF THE BROKER, DEALER OR BANK WHERE THESE ACCOUNTS ARE MAINTAINED MUST BE REPORTED.

Duplicate Copies

In order for BPCM to verify the accuracy of information submitted by Employees to STOCS, Employees must arrange for their brokers/custodians to furnish BPCM with duplicate account statements and/or brokerage confirmations.  A form brokerage letter is attached to this Policy as Attachment C.

Exceptions from Reporting Requirements

An Employee is not required to submit: 1) a transaction or initial and annual holdings report with respect to securities held in accounts over which the Employee had no direct or indirect influence or control (i.e., any transactions occurring in an account that is managed on a fully-discretionary basis by an unaffiliated money manager and over which such employee has no direct or indirect influence or control), and 2) a transaction report with respect to transactions effected pursuant to an Automatic Investment Plan.  The CCO will determine on a case-by-case basis whether an account qualifies for either of these exceptions.  In addition, from time to time, the CCO may exempt certain transactions on a fully documented trade-by-trade basis.

Trading and Review

In addition, except for limited circumstances and subject to pre-clearance approval, BPCM forbids its Employees to trade opposite of the Company’s recommendations. BPCM strictly forbids Front-Running client accounts, which is a practice generally understood to be Employees personally trading ahead of client accounts.  The CCO will closely monitor Employees’ investment patterns to detect these abuses.  Finally, Employees are strictly prohibited from engaging in short-term trades of mutual fund shares, as to avoid even the appearance of market timing activities.  The CEO will monitor the CCO’s personal securities transactions for compliance with the Personal Security Transaction Policy.

ACA shall also conduct a post-trade review of BPCM Employees’ personal trading. Specifically, BPCM Employees submit their personal trades electronically into ACA’s STOCS system.  BPCM Employees may enter their trades into the STOCS contemporaneously as they trade throughout a quarter or all at once after the end of the quarter.  Alternatively, the firm may aggregate the personal trades of all of its Employees into an electronic download and forward such information on to ACA.  Regardless of the method of submission, all Employee trades must be reported to ACA within thirty (30) days after the end of each calendar quarter.  All employee holdings must be submitted/updated within forty-five (45) days of the calendar year end.  ACA will then compare such trades to the quarterly download of BPCM’s clients’ trades and this Code.  A quarterly report will be issued by ACA to BPCM regarding its review.

The reason for the development of a post transaction review process is to ensure that BPCM has developed procedures to supervise the activities of its associated persons.  The comparison of Employee trades to those of advisory clients will identify potential conflicts of interest or the appearance of a potential conflict.

If BPCM discovers that an Employee is personally trading contrary to the policies set forth above, the Employee shall meet with the CCO and CEO to review the facts surrounding the transactions. This meeting shall help BPCM to determine the appropriate course of action.

Reporting Violations and Remedial Actions

BPCM takes the potential for conflicts of interest caused by personal investing very seriously.  As such, BPCM requires its Employees to promptly report any violations of the Code of Ethics to the CCO.  BPCM’s management is aware of the potential matters that may arise as a result of this requirement, and shall take action against any Employee that seeks retaliation against another for reporting violations of the Code of Ethics.

If any violation of BPCM’s Personal Security Transaction Policy is determined to have occurred,  the  CCO may impose sanctions and take such other actions as he deems appropriate,  including, without limitation, requiring that the trades in question be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, issuing a suspension of personal trading  rights or  suspension  of  employment  (with or  without compensation), imposing a fine, making a civil referral to the SEC, making a criminal referral, and/or terminating employment for cause or any combination of the foregoing.  All sanctions and other actions taken shall be in accordance with applicable employment laws and regulations.  Any profits or gifts forfeited shall be paid to the applicable client(s), if any, or given to a charity, as the CCO shall determine is appropriate.

No person shall participate in a determination of whether he or she has committed a violation of this Policy or in the imposition of any sanction against himself or herself.

2.

Insider Trading Policy

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser's business, to prevent the misuse of material, nonpublic information by such investment adviser or any person associated with such investment adviser. In accordance with Section 204A, BPCM has instituted procedures to prevent the misuse of nonpublic information.

In the past, securities laws have been interpreted to prohibit the following activities:

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Trading by an insider while in possession of material non-public information; or

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Trading by a non-insider while in possession of material non-public information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or

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Communicating material non-public information to others in breach of a fiduciary duty.

Whom Does the Policy Cover?

This policy covers all of BPCM’s Employees as well as any transactions in any securities participated in by family members, trusts or corporations directly or indirectly controlled by such persons. In addition, the policy applies to transactions engaged in by corporations in which the Employee is an officer, director or 10% or greater stockholder and a partnership of which the Employee is a partner unless the Employee has no direct or indirect control over the partnership.

What Information is Material?

Individuals may not be held liable for trading on inside information unless the information is material.  Advance knowledge of the following types of information is generally regarded as Material:

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Dividend or earnings announcements

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Write-downs or write-offs of assets

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Additions to reserves for bad debts or contingent liabilities

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Expansion or curtailment of company or major division operations

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Merger, joint venture announcements

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New product/service announcements

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Discovery or research developments

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Criminal, civil and government investigations and indictments

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Pending labor disputes

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Debt service or liquidity problems

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Bankruptcy or insolvency problems

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Tender offers, stock repurchase plans, etc.

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Recapitalization

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. The misuse of material non-public information applies to all types of securities, including equity, debt, commercial paper, government securities and options.

Material information does not have to relate to a company’s business. For example, material information about the contents of an upcoming newspaper column may affect the price of a security, and therefore be considered material.

What Information is Non-Public?

In order for issues concerning insider trading to arise, information must not only be material, but also Non-Public.

Once material, non-public information has been effectively distributed to the investing public, it is no longer classified as material, non-public information. However, the distribution of non-public information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be publicly disclosed, there must be adequate time for the public to receive and digest the information. Lastly, non-public information does not change to public information solely by selective dissemination.

BPCM’s Employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving material, non-public information. Whether the “tip” made to the Employee makes him/her a “tippee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure.

The “benefit” is not limited to a present or future monetary gain; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information. Employees may also become insiders or tippees if they obtain material, non-public information by happenstance, at social gatherings, by overhearing conversations, etc.

Selective Disclosure

Employees must never disclose the composition of client portfolios to outside third-parties unless: (1) the information is otherwise publicly available or (2) directed to do so by the client pursuant to fully-disclosed selective disclosure practices specific to the client and with the approval of the CEO.  Federal securities laws may specifically prohibit the dissemination of such information and doing so may be construed as a violation of BPCM’s fiduciary duty to clients.  Selectively disclosing the portfolio holdings of a client’s portfolio to certain investors/outside parties may also be viewed as BPCM engaging in a practice of favoritism.  All inquiries that are received by Employees to disclose portfolio holdings must be immediately reported to the CCO and CEO.

BPCM will provide certain information relating to the performance of the Funds to investors, as requested.  All investors are provided with the opportunity to request such information to ensure that no selective disclosure of such information has occurred.

Relationships with Clients/Investors

Given BPCM’s standing in the investment community, it has retained executives of public companies and other well connected individuals as advisory clients/investors.  While BPCM may occasionally converse with these individuals as part of the normal course of its research/due diligence process, Portfolio Managers and Analysts must be aware that the relationship could incentivize those individuals to divulge additional information (including material non-public information) to BPCM due to the potential for personal gain.  Accordingly, BPCM will be cognizant of this potential conflict and take extra precautions when discussing investment matters with clients/investors that are employed by companies currently, or proposed to be invested in by BPCM.

Penalties for Trading on Insider Information

Severe penalties exist for firms and individuals that engage in the act of insider trading, including civil injunctions, treble damages, disgorgement of profits and jail sentences. Further, fines for individuals and firms found guilty of insider trading are levied in amounts up to three times the profit gained or loss avoided, and up to the greater of $1,000,000 or three times the profit gained or loss avoided, respectively.

Procedures to follow if an Employee Believes that he/she Possesses Material, Non-Public Information

If an Employee has questions as to whether they are in possession of material, non-public information, they must inform the CCO and CEO as soon as possible. From this point, the Employee, CCO and CEO will conduct research to determine if the information is likely to be considered important to investors in making investment decisions, and whether the information has been publicly disseminated.

Given the severe penalties imposed on individuals and firms engaging in insider trading, Employees:

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Shall not trade the securities of any company in which they are deemed insiders who may possess material, non-public information about the company.

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Shall not engage in securities transactions of any company, except in accordance with BPCM’s Personal Security Transaction Policy and the securities laws.

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Shall submit personal security trading reports in accordance with the Personal Security Transaction Policy.

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Shall not discuss any potentially material, non-public information with colleagues, except as specifically required by their position.

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Shall immediately report the potential receipt of non-public information to the CCO and CEO.

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Shall not proceed with any research, trading, etc. until the CCO and CEO inform the Employee of the appropriate course of action.

3.

Serving as Officers, Trustees and/or Directors of Outside Organizations

Employees may, under certain circumstances, be granted permission to serve as directors, trustees or officers of outside organizations by completing Attachment D. These organizations can include public or private corporations, partnerships, charitable foundations and other not-for-profit institutions. Employees may also receive compensation for such activities.

At certain times, BPCM may determine that it is in its clients’ best interests for an Employee(s) to serve as an officer or on the board of directors of an outside organization. For example, a company held in clients’ portfolios may be undergoing a reorganization that may affect the value of the company’s outstanding securities and the future direction of the company. Service with organizations outside of BPCM can, however, raise serious regulatory issues and concerns, including conflicts of interests and access to material non-public information.

As an outside board member or officer, an Employee may come into possession of material non-public information about the outside company, or other public companies. It is critical that a proper information barrier be in place between BPCM and the outside organization, and that the Employee does not communicate such information to other Employees in violation of the information barrier.

Similarly, BPCM may have a business relationship with the outside organization or may seek a relationship in the future. In those circumstances, the Employee must not be involved in the decision to retain or hire the outside organization.

Employees are prohibited from engaging in such outside activities without the prior written approval from the CCO.  Approval will be granted on a case by case basis, subject to proper resolution of potential conflicts of interest. Outside activities will be approved only if any conflict of interest issues can be satisfactorily resolved and all of the necessary disclosures are made on Part II of Form ADV.

4.          Diversion of Firm Business or Investment Opportunity

No Employee may acquire, or receive personal gain or profit from, any business opportunity that comes to his or her attention as a result of his or her association with BPCM and in which he or she knows BPCM might be expected to participate or have an interest, without disclosing in writing all necessary facts to the CCO, offering the particular opportunity to BPCM, and obtaining written authorization to participate from the CCO (refer to Attachment D).

Any personal or family interest of an Employee in any BPCM business activity or transaction must be immediately disclosed to the CCO.  For example, if an Employee becomes aware that a transaction being considered or undertaken by BPCM may benefit, either directly or indirectly, an Employee or a family member thereof, the Employee must immediately disclose this possibility to the CCO.

5.

 Loans

No Employee may borrow funds from or become indebted to, any person, business or company having business dealings or a relationship with BPCM, except with respect to customary personal loans (e.g., home mortgage loans, automobile loans, lines of credit, etc.), unless the arrangement is disclosed in writing and receives prior approval from the CCO.  No Employee may use BPCM’s name, position in a particular market or goodwill to receive any benefit on loan transactions without the prior express written consent of the CCO.

6.

Dealings with Government and Industry Regulators

BPCM’s policy forbids payments of any kind by it, its Employees or any agent or other intermediary to any government official, self-regulatory official, corporation or other similar person or entity, within the United States or abroad, for the purpose of obtaining or retaining business, or for the purpose of influencing favorable consideration of any application for a business activity or other matter.  This policy covers all types of payments, even to minor government officials and industry regulators, regardless of whether the payment would be considered legal under the circumstances.  This policy encourages Employees to avoid even the appearance of impropriety in their dealings with industry and government regulators and officials.

It is expected and required that all Employees fulfill their personal obligations to governmental and regulatory bodies.  Those obligations include the filing of appropriate federal, state and local tax returns, as well as the filing of any applicable forms or reports required by regulatory bodies.

All Employees are required to cooperate fully with management in connection with any internal or independent investigation and any claims, actions, arbitrations, litigations, investigations or inquiries brought by or against BPCM.  Employees are expected, if requested, to provide BPCM with reasonable assistance, including, but not limited to, meeting or consulting with BPCM and its representatives, reviewing documents, analyzing facts and appearing or testifying as witnesses or interviewees or otherwise.

7.

Political Contributions and Public Office

The following outlines BPCM’s policies with respect to political contributions and public office:

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Contributions by BPCM and/or Employees to politically connected individuals/entities who may have the ability, in some way, to influence clients to BPCM are strictly prohibited;

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An Employee is permitted to make a contribution to a candidate only if the Employee is entitled to vote for him/her at the time of the contribution (though contributions to presidential candidates are excluded from this requirement);

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No Employee is permitted to make any contributions on behalf of BPCM’s Clients or utilizing BPCM Clients funds in any manner;

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No Employee can hold a public office if it in any way conflicts with BPCM’s business.

8.           Improper Use of BPCM Property

No Employee may utilize property of BPCM or utilize the services of BPCM, its principals or employees, for his or her personal benefit or the benefit of another person or entity, without proper and express written approval of the CCO.  For this purpose, “property” means both tangible and intangible property, including BPCM and Employee funds, premises, equipment, supplies, information, business plans, business opportunities, confidential research, intellectual property or proprietary processes, and ideas for new research or services.

9.

Protection of BPCM’s Name

Employees should at all times be aware that BPCM’s name, reputation and credibility are valuable assets and must be safeguarded from any potential misuse.  Care should be exercised to avoid the unauthorized use of BPCM’s name in any manner that could be misinterpreted to indicate a relationship between BPCM and any other entity or activity.

10.       Employee Involvement in Litigation or Proceedings

Employees must advise the CCO immediately if they become involved in or threatened with litigation or an administrative investigation or proceeding of any kind, are subject to any judgment, order or arrest, or are contacted by any regulatory authority.

11.

Gifts

Employees may not accept limited investment opportunities, lavish gifts or other extravagant gratuities from individuals seeking to conduct business with BPCM, or on behalf of an advisory client. However, Employees may attend business meals, sporting events and other entertainment events at the expense of a giver, as long as the expense is reasonable and not lavish or extravagant in nature.  Employees must report their intent to accept gifts over $100 to the CCO by completing Attachment F.  Reasonable gifts received on behalf of the Company shall not require reporting.  Examples of reasonable gifts include holiday gift baskets and lunches brought to BPCM’s offices by broker/dealers.

Employees are prohibited from giving gifts that may be deemed as excessive, and must obtain approval to give all gifts in excess of $100 to any client, prospective client or any individual or entity that BPCM is seeking to do business with.

12.

Travel Expenses

Employees may charge against appropriate BPCM accounts normal and reasonable travel and travel-related expenses incurred for a BPCM business purpose.  Such expenses may include meals and incidentals, travel costs (air, train, etc.), lodging expenses, business phone calls and other miscellaneous travel related expenses.  When incurring such expenses, Employees must use reasonable judgment and generally be aware of escalating travel costs.  While BPCM has not prescribed limits on such expenses, BPCM may reiterate its policy with Employees as necessary.

BPCM will pay all Employee travel expenses (airline, hotel, meals and incidentals)to and from any conferences, company visits, etc.  In the event that any such expenses are incurred during the event (i.e. a broker charters a jet for numerous investment firms, including BPCM, to visit a company, etc.), BPCM shall pay all reasonable travel expenses and forward the third-party a reimbursement check.  BPCM has adopted this policy in order to avoid any perceived conflict of interest associated with our relationships with outside service providers.

Disclosure

BPCM shall describe its Code of Ethics to clients in Part II of Form ADV and, upon request, furnish clients with a copy of the Code of Ethics.  All client requests for BPCM’s Code of Ethics shall be directed to the CCO.

Recordkeeping

BPCM shall maintain records in the manner and to the extent set forth below, which records shall be available for appropriate examination by representatives of regulatory authorities or BPCM’s management.

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A copy of this Code of Ethics and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

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A record of any violation of this Code of Ethics and of any action taken as a result of such  violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

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A record of all written acknowledgements (annual certifications) as required by the Manual for each person who is currently, or with the past five years was, an Employee of BPCM.

•

A copy of each report made pursuant to this Code of Ethics by an Employee, including any information provided in lieu of reports, shall be preserved by the Company for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

•

A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code of Ethics, or who are or were responsible for  reviewing  these reports, shall be maintained in an easily accessible place;

•

The Company shall preserve a record of any decision, and the reasons supporting the decision, to approve the acquisition of any limited offering or IPO by Employees for at least five years after the end of the fiscal year in which the approval is granted, the first two years in an easily accessible place.

Responsibility

The CCO will be responsible for administering the Code of Ethics.  All questions regarding the policy should be directed to the CCO.  All Employees must acknowledge their receipt and understanding of the Code of Ethics upon commencement of their employment.

Footnotes

1

S.E.C. v. Capital Gains Research, Inc., 375 U.S. at 191-192 (1963).

2

However, Members may pre-clear a reportable transaction at a specified price (i.e. a limit order) and the outstanding order may be good until canceled by the Member.  In such instances, the transaction may occur on a day other than the day in which the pre-clearance is granted.  If the Member alters any aspect of the order (most notably the limit price), the Member must again seek pre-clearance for the transaction.  These types of transactions must be reported on a quarterly basis similarly to all of the Employee’s other reportable transactions.